EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
DIRECTVIEW HOLDINGS, INC.

I, the undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is DirectView Holdings, Inc.

SECOND. The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company,

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is eleven thousand (11,000) shares, consisting of ten thousand (10,000) shares of Common Stock with $.001 par value and one thousand (1,000) shares of Preferred Stock with $.001 par value. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof; to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to § 151 of the Delaware General Corporation Law, as amended and supplemented from lime to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

FIFTH. The incorporator of the Corporation is Robert Brantl, Esq., whose mailing address is 52 Mulligan Lane, Irvington, New York 10533.

SIXTH In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limit thereof is not permitted under the Genera! Corporation Law of the State of Delaware as the same exists or may hereafter be amended, Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 30th day of September, 2006

Robert Brantl, Incorporator